UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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MAXXAM INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAXXAM INC.
1330 Post Oak Boulevard, Suite 2000
Houston, Texas 77056-3058
(713) 975-7600

December 7, 2009

To Our Stockholders:

Enclosed please find supplementary proxy material for the Special Meeting of Stockholders of MAXXAM Inc. (“MAXXAM”) to be held at Four Oaks Place, Second Floor, Hill Country Conference Room, located at 1330 Post Oak Boulevard, Houston, Texas, on December 23, 2009 at 5:00 p.m., local time. The attached Supplement to Proxy Statement contains disclosures regarding the settlement of litigation related to the proposed amendment to MAXXAM’s Restated Certificate of Incorporation to effect a 1-for-250 reverse stock split of MAXXAM’s common and preferred stock (the “Reverse Stock Split”).

As disclosed in our proxy statement and related proxy materials filed on November 18, 2009 and mailed to our stockholders on November 20, 2009 (the “Proxy Statement”), two lawsuits related to the Reverse Stock Split were filed against MAXXAM and its Board of Directors in the Court of Chancery of the State of Delaware.  On December 4, 2009, we entered into a Memorandum of Understanding for Settlement (the “Settlement”) with the plaintiffs in these lawsuits.  Pursuant to the Settlement, we have agreed, among other things, to increase the cash out price to be paid to holders of fractional shares of our common stock following the Reverse Stock Split from $10.77 to $11.00.  We will also increase the cash out price to be paid to holders of fractional shares of our preferred stock following the Reverse Stock Split from $11.52 to $11.75.

The enclosed Supplement to Proxy Statement provides additional information and supplements the Proxy Statement.  Attached as Exhibit A to the Supplement to Proxy Statement is a revised Form of Certificate of Amendment to the Restated Certificate of Incorporation of MAXXAM Inc. to Effect Reverse Stock Split (the “Amendment”).  We also enclose another proxy card that covers the same proposals that were included in the Proxy Statement.  Signing and submitting the enclosed proxy card will revoke any prior proxy in its entirety.  If you have already returned your proxy card and wish to change your vote, please complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope.  If you have already returned your proxy card and do not wish to change your vote, you need not take any further action.  If you have not yet returned your proxy card, please complete, sign and date the enclosed proxy card and return it in the accompanying postage prepaid envelope.

Please read the Proxy Statement and the enclosed Supplement to Proxy Statement in their entirety, as together they contain information that is important to your decisions in voting at the Special Meeting.

If you choose to vote in person at the Special Meeting, you can bring the enclosed proxy card or vote using the ballot provided at the Special Meeting. Even if you plan to attend the Special Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the Special Meeting.  If you choose to attend the Special Meeting in person, you may revoke your proxy and cast your votes personally at the meeting.  If your shares are not registered in your name and you would like to attend the Special Meeting, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership and a proxy from the intermediary to vote the shares.

If you wish to change your vote or have not otherwise returned your proxy card, we request that you complete, sign and date the enclosed proxy card and return it in the accompanying postage prepaid envelope at your earliest convenience.

Bernard L. Birkel, Secretary
MAXXAM Inc.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 23, 2009:
The Proxy Statement and certain other materials for the Special Meeting of Stockholders are available at:
http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=10654

MAXXAM INC.
SUPPLEMENT TO PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 23, 2009

This Supplement to Proxy Statement supplements and amends the proxy statement and related materials, dated November 18, 2009 (the “Proxy Statement”), previously made available to our stockholders in connection with the solicitation by our Board of Directors of proxies to be voted at the Special Meeting of Stockholders to be held at Four Oaks Place, Second Floor, Hill Country Conference Room, located at 1330 Post Oak Boulevard, Houston, Texas, on December 23, 2009 at 5:00 p.m., local time, and at any and all adjournments or postponements of the Special Meeting.  When used in this Supplement to Proxy Statement, the terms “we,” “us,” “our,” and “the Company” refer to MAXXAM Inc.  Other terms are also used in this Supplement to Proxy Statement with the meanings specified in the Proxy Statement.

This Supplement to Proxy Statement is being furnished to provide information regarding the settlement of  litigation related to the proposed amendment to MAXXAM’s Restated Certificate of Incorporation to effect a 1-for-250 reverse stock split of the Company’s common and preferred stock (the “Reverse Stock Split”).  This Supplement to Proxy Statement does not provide all of the information that is important to your decisions in voting at the Special Meeting.  Additional information is contained in the Proxy Statement.  You were mailed a printed copy of the Proxy Statement on November 20, 2009. If you have any questions or would like to request another copy of the Proxy Statement, please contact our Corporate Secretary at (713) 975-7600.

Except as set forth below, this Supplement to Proxy Statement does not modify, amend, supplement or otherwise affect any matter presented for consideration in the Proxy Statement.

This Supplement to Proxy Statement, including the revised Form of Certificate of Amendment to the Restated Certificate of Incorporation of MAXXAM Inc. to Effect Reverse Stock Split attached as Exhibit A (the “Amendment”), and the accompanying proxy card and return envelope, are being made available to our stockholders on or about December 9, 2009.

Voting of Proxies

If you have already returned your proxy card and wish to change your vote, please complete, sign and date the enclosed proxy card and return it in the accompanying postage prepaid envelope.  If you have already returned your proxy card and do not wish to change your vote, you need not take any further action.  If you have not yet returned your proxy card, please complete, sign and date the enclosed proxy card and return it in the accompanying postage prepaid envelope.

Signing and submitting the proxy card accompanying this Supplement to Proxy Statement will revoke any prior proxy in its entirety.  You may also revoke your proxy by either (i) submitting a new proxy with a later date or a written revocation so long as such new proxy or written revocation is received by the Company before your original proxy is used, or (ii) voting at the Special Meeting in person, either directly or by means of a duly appointed proxy, or giving notice of revocation at the Special Meeting before your proxy is used.

Settlement of Litigation

On September 11, 2009, a lawsuit entitled Alan R. Kahn v. Charles E. Hurwitz, et al., C.A. 4893-VCP was filed against the Company and its Board of Directors in the Court of Chancery of the State of Delaware.  The lawsuit contained a variety of allegations, including that the defendants violated their fiduciary duties in approving the Reverse Stock Split, and that the cash out prices did not constitute fair value as required by Section 155(2) of the Delaware General Corporation Law.  The lawsuit asked for preliminary and permanent injunctions to stop the defendants from effectuating the Reverse Stock Split, rescission of the Reverse Stock Split if it was consummated before the lawsuit was resolved, unspecified damages and attorneys’ fees. On October 9, 2009, a second lawsuit, entitled James L. and Eleanor A. Gayner v. Charles E. Hurwitz, et al., C.A. 4971-VCP, was filed against the Company and its Board of Directors in Delaware Court of Chancery.  The second lawsuit contained similar allegations, as well as allegations of inadequate disclosure, and asked for similar relief.  Both lawsuits claimed to be brought on behalf of a purported class consisting of our common stockholders other than the defendants and their affiliates (the “Class”).  The suits were consolidated on October 16, 2009, as In re MAXXAM Inc. Shareholders Litigation, Consol. C.A. 4893-VCP (the “Litigation”).

The defendants in the Litigation have denied, and continue to deny, that any of them has committed or has threatened to commit any wrongdoing, violation of law or breach of duty to any plaintiff in the Litigation, the Class, or anyone, that they have any liability or owe any damages of any kind to the plaintiffs in the Litigation, the Class or anyone, and that any additional disclosures are required under any applicable rule, regulation, statute, or law, but are entering into the Settlement solely because they consider it desirable that the Litigation be settled and dismissed on the merits and with prejudice in order to (i) eliminate the burden, inconvenience, expense, risk and distraction of further litigation, (ii) finally put to rest and terminate all of the claims which were or could have been asserted against the Defendants in the Litigation, and (iii) thereby permit the Reverse Stock Split to proceed without risk of injunctive or other relief.

On December 4, 2009, we entered into a Memorandum of Understanding for Settlement (the “Settlement”) with respect to the lawsuits described above.  Pursuant to the Settlement, we have agreed to increase the cash out price to be paid to holders of fractional shares of our common stock following the Reverse Stock Split from $10.77 to $11.00.  In that connection, we will also increase the cash out price to be paid to holders of fractional shares of our preferred stock following the Reverse Stock Split from $11.52 to $11.75.  The Amendment, which must be approved by our stockholders and filed with the Secretary of State of Delaware in order to implement the Reverse Stock Split at such increased cash out prices, is attached hereto as Exhibit A.

In the Proxy Statement, we estimated that the total funds required to consummate the Reverse Stock Split would be $2,400,000, exclusive of costs we may incur in connection with these lawsuits.  As a result of the increase in the cash out prices to be paid to holders of fractional shares of our common and preferred stock pursuant to the Settlement, we estimate that we will have to spend an additional approximately $35,000 to purchase fractional shares.  We have reserved our rights to oppose the plaintiff counsels’ applications for court approval of fees and expenses.  The settlement provides that plaintiffs’ counsel may not seek an award of fees and expenses exceeding $250,000 in the aggregate.  We will also incur the additional costs of this mailing to stockholders and legal fees and related costs in defending and settling the litigation.  We currently estimate that the total funds required to consummate the Reverse Stock Split will be approximately $2,550,000, exclusive of whatever fees and expenses are awarded to plaintiffs’ counsel.

As part of the Settlement, we have also agreed to make available through the limited information tier of the Pink Sheets and through release on a recognized business wire until May 15, 2014:

•	a copy of our audited consolidated financial statements for the previous fiscal year within 135 days after the end of the fiscal year;

•
quarterly unaudited financial reports that include a balance sheet, income statement and total shares outstanding report (in each case without footnotes) within 75 days after the end of the first, second and third fiscal quarters;

•
a statement of the total amount of compensation (as computed for Internal Revenue Service purposes) paid by us (i) to Charles E. Hurwitz, and (ii) to our other directors and executive officers as a group, such statement to be made available simultaneously with, and in respect of the fiscal year covered by our audited annual financial statements; and

•
a list of transactions in the Company’s securities (including option grants), setting forth the relevant class, date, amount and price of each transaction between the Company and (i) Charles E. Hurwitz, (ii) affiliates and family members of Charles E. Hurwitz and (iii) the Company’s other directors and executive officers in a group report listing individual transactions, such list to be made available simultaneously with, and in respect of the period covered by our audited annual financial statements.

In the Settlement, we have also agreed to use commercially reasonable efforts to cause our common stock to be quoted on the limited information tier of the Pink Sheets through June 30, 2014.  If, for any reason, our common stock cannot be so quoted on the limited information tier of the Pink Sheets during that period, we have agreed to use commercially reasonable efforts to cause another market to be made for our common stock.

In the Settlement, we have also agreed to provide specified additional disclosures, which the plaintiffs have stipulated  in the Settlement will be sufficient to satisfy our disclosure obligations.  These additional disclosures are set forth below under appropriate headings.

The Settlement is subject to following conditions –

•	the execution of a formal Stipulation of Settlement (and such other documentation as may be required to obtain final approval by the Court of Chancery) by counsel for the parties to the Litigation;

•
additional reasonable and necessary confirmatory discovery to be conducted by the plaintiffs, the scope of which shall be negotiated in good faith and agreed upon by the parties, to confirm the fairness and reasonableness of the Settlement;

•	the consummation of the Reverse Stock Split; and

•
final approval by the Court of Chancery and the exhaustion of possible appeals, if any, and the dismissal of the Litigation by the Court with prejudice and without awarding costs to any party (except as provided in the Settlement and described herein), having been obtained, and entry by the Court of a final order and judgment containing such release language as is contained in the Settlement and described herein.

When effective, the Settlement will dismiss all of the plaintiffs’ claims with prejudice and release all defendants from all claims related to the Reverse Stock Split.  However, the Settlement will not become effective until and unless approved by the Delaware Court of Chancery.  This court approval, assuming it is granted, will not be received until after the consummation of the Reverse Stock Split.  Completion of the Reverse Stock Split, as well as the plaintiffs’ agreement to seek leave of the Delaware Court of Chancery to present the Settlement to the Court for approval after completion of the Reverse Stock Split, are conditions to the Settlement.  As a result, even if the Settlement were not approved by the Delaware Court of Chancery after consummation of the Reverse Stock Split, we will pay the increased cash out prices provided for in the Settlement.

Adverse Developments in the Company’s Lines of Business

Real Estate

The ongoing economic recessions in the United States and Puerto Rico have significantly reduced our revenues.  Sales by our real estate subsidiaries have fallen off dramatically since 2005.  In 2005 and 2006, our real estate operations realized substantial revenues related to sales at the Company’s Fountain Hills (located near Phoenix, Arizona), Mirada (located in California) and Palmas (located in Puerto Rico) real estate developments.  Commencing in 2007 and continuing through 2009, there have been significant declines in real estate demand in areas where we operate.  We have had no property sales at all since June 2008.

The ongoing economic recession in Puerto Rico has also adversely impacted our resort operations in Puerto Rico.  Those operations, which are conducted by Palmas Country Club, Inc., which we refer to as PCCI, continue to experience operational cash flow shortfalls.  As a result, PCCI anticipates it will not have sufficient operational cash flow to pay its debt obligations.  In March 2009, PCCI defaulted under a letter of credit reimbursement agreement for failure to pay letter of credit fees owed to Puerto Rico’s Tourism Development Fund (which we refer to as TDF), the guarantor of PCCI’s debt facilities ($27.4 million of debt outstanding as of September 30, 2009).  PCCI has not cured its failure to pay letter of credit fees to TDF and remains in default under this agreement.  During the first nine months of 2009, $2.3 million of funds held in escrow were released to (i) pay interest and principal on PCCI’s notes, (ii) pay the overdue letter of credit fees to TDF, (iii) pay property insurance premiums, and (iv) pay operating expenses.  On October 19, 2009, PCCI and TDF entered into a loan agreement under which TDF is providing PCCI a $0.5 million non-revolving line of credit maturing on April 20, 2010; this facility is expected to provide PCCI with funds to continue to operate through December 31, 2009.  PCCI is engaged in discussions with the guarantor in an effort to obtain additional financing to enable PCCI to continue as a going concern.  There can be no assurances that PCCI will be successful in these efforts.

Racing

Our racing operations have historically experienced losses from operations.  On September 13, 2008, our horse racing facility in Houston, Texas was damaged by Hurricane Ike.  As a result, live racing meets scheduled for November 2008 through April 2009 were cancelled, although simulcasting continued while the facility was being repaired.  The planned repairs to the Sam Houston Race Park grandstand are complete and live racing resumed in May 2009.   Sam Houston Race Park has continued to incur operating losses since live racing resumed.

As part of an overall effort to stabilize greyhound racing efforts in Texas, the Texas Racing Commission has approved, and Valley Race Park, our dog racing facility in Harlingen, Texas, has agreed to voluntarily eliminate a 15-day meet scheduled to start in November 2009, refrain from holding live racing events in 2010, and not return to live racing until the summer of 2011.  Although the Valley Race Park facility will continue simulcast operations, there will be a decline in Valley Race Park’s revenues in 2009 and continuing until live racing resumes at this facility.

Limited Opportunities to Generate Operating Revenues

We have limited opportunities to generate operating revenues at our real estate developments –

•
We sell lots, primarily for second or seasonal homes.  As a result of the economic recession, consumers have or perceive that they have less disposable income and are less likely to purchase land at retail prices for second or seasonal homes.

•
We have less lot inventory available for sale.  In 2005 and 2006, our real estate operations realized substantial revenues related to sales at our Eagles Nest development in Fountain Hills (located near Phoenix, Arizona), and our Mirada (located in California) and Palmas (located in Puerto Rico) developments.  During that time period, we sold a significant number of lots, substantially depleting our lot inventory at Mirada (where there are only 2 unsold lots remaining).

•	Our negative cash flows from operations limit our ability to market our properties.

We have limited opportunities to generate operating revenues at our racing facilities –

•
Our Texas horse racing business faces increasing competitive pressures.   Sam Houston Race Park competes with other forms of wagering and entertainment, including a Louisiana “racino” (horse or dog tracks with slot machines or other forms of gaming) located approximately 120 miles from Houston, casinos located approximately 140 miles from Houston, a greyhound racetrack located 55 miles away from our facility in the Houston area, a wide range of sporting events and other entertainment activities in the Houston area, the Texas State Lottery, and charitable bingo. Other competitive pressures include simulcast signals broadcast by racinos, which are able to offer larger purses and more competitive fields, resorts with gaming, and increasing use of the Internet for horse wagering and other gaming, including Internet betting services with customer incentives such as cash rebates.

•	Our racing business is regulated by the Texas Racing Commission and the Texas Racing Act and related regulations.

o	The Texas Racing Commission specifies the number of live racing days that may be offered each year.

o	Under the Texas Racing Act and related regulations, commission revenues for both of our racing facilities are a designated portion of the pari-mutuel handle.

•	Our negative cash flows from operations limit our ability to market or improve the facilities.

Evaluation of the Company’s Ability to Sell Real Estate Lots

We do not foresee any near term recovery for our real estate business, particularly since –

•	Our real estate developments are primarily second home or seasonal home communities and, in an uncertain economy, consumers are less likely to spend money on luxury items.

•	There is a substantial number of foreclosed properties and a resulting oversupply of real estate inventory in the markets where we operate.

The Company’s Efforts to Respond to Adverse Developments

We are actively pursuing sales and/or capital partners for our real estate properties and projects –

•	We are marketing our commercial lease properties.

•	We are seeking capital partners for some of our existing projects.

•	We are seeking capital partners for potential new projects.

•
In an effort to increase traffic at our Eagles Nest development, we built two custom homes which are currently held for sale.  These homes were financed through a $4.2 million credit facility, which is secured by the homes and the lots on which they are located.  We have also increased our marketing efforts within targeted markets.

•	In an effort to increase traffic at our Palmas development, we have held open house events and have expanded our Internet marketing efforts.

These efforts have not been successful to date.

We have employed strategies to increase revenues at our racing facilities –

•	We are actively pursuing Texas gaming legislation that would be favorable to our racing operations. However, there is no way to predict if favorable Texas gaming legislation will ever be enacted.

•	We improved Sam Houston Race Park’s facilities to allow outdoor concerts to be held on the race track’s infield.

•
We have increased newspaper ad sizes, expanded our website capabilities and radio advertising, increased marketing of items offered outside of the racing product and added a VIP program with exclusive promotional offers.

•	We rent out our facilities and grounds for group events to expose the facility to potential customers even though the events are often unrelated to racing.

Due to existing market conditions and our ongoing negative operating results and negative cash flows, there are uncertainties with respect to future liquidity.  Accordingly, we remain focused on reducing costs.  We have implemented cost reduction initiatives and are continuing our efforts to reduce overhead and discretionary spending, as appropriate.

Pursuit of Gaming Legislation

We have vigorously pursued in the past, and intend to continue to vigorously pursue, Texas gaming legislation favorable to the Company.  The next opportunity for approval of such legislation will be during the regular session of the Texas Legislature that begins in January 2011 or any special legislation that might be held prior to January 2011.  There is no way to predict if favorable Texas gaming legislation will ever be enacted.

Bankruptcy Cases of Former Forest Products Subsidiaries

In January 2007,  the Company’s wholly owned subsidiary, The Pacific Lumber Company, which we refer to as Palco, and Palco’s subsidiaries filed separate voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas for reorganization under Chapter 11 of the Bankruptcy Code.  We refer to the Palco and these subsidiaries together as the Debtors.  As a result of the bankruptcy filing, we deconsolidated the Debtors’ financial results beginning January 19, 2007, and began reporting our investment in the Debtors using the cost method.    The Company’s consolidated balance sheets include the Company’s $484.2 million of losses in excess of investment in the Debtors; this investment balance includes obligations attributable to Palco’s pension plan.

On July 30, 2008, a plan of reorganization filed by Palco’s principal creditor and a third party and approved by the Bankruptcy Court, which we refer to as the MRC/Marathon Plan, was consummated.  Consummation of the MRC/Marathon Plan resulted in the loss entirely of the Company’s indirect equity interests in Palco and its subsidiaries, including Scotia Pacific Company LLC, which we refer to as Scopac.  Various parties appealed approval of the MRC/Marathon Plan to the Fifth Circuit.  On September 29, 2009, the Fifth Circuit issued a ruling that reversed certain liability releases of plan proponents that were part of the MRC/Marathon Plan, remanded one matter to the Bankruptcy Court for further consideration, and otherwise rejected the appeal.  It is possible that the Fifth Circuit ruling described above could result in the unwinding of the MRC/Marathon Plan.  If that were to occur, the Company would be required to return the $2.25 million of cash consideration it received when the MRC/Marathon Plan was consummated, MAXXAM Group Inc, Palco’s parent, would be obligated for certain tax liabilities and the assumption by Palco’s successor of Palco’s pension plan would no longer be effective, among other things.  The estimated unfunded termination obligation attributable to Palco’s pension plan as of September 30, 2009, was approximately $33.0 million based upon annuity placement interest rate assumptions as of such date.
If the MRC/Marathon Plan is upheld, the Company expects it will reverse all or a significant portion of its investment in the Debtors during the period in which the bankruptcy cases are ultimately resolved.  The reversal of the Company’s losses in excess of its investment in the Debtors would have a material impact on stockholders’ deficit (i.e. it would result in a substantial increase to stockholders’ equity).  We cannot predict when the bankruptcy cases will ultimately be resolved.

Additional Information

For additional information regarding the above matters, as well as the Company and its financial condition, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our most recent quarterly report on Form 10-Q for the nine month period ended September 30, 2009.  Copies of these two documents were furnished to stockholders contemporaneously with the Proxy Statement.

EXHIBIT A

PROPOSED FORM OF CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION OF MAXXAM INC.

TO EFFECT REVERSE STOCK SPLIT

MAXXAM Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies pursuant to Section 242 of the DGCL:

FIRST: That the name of the Corporation is MAXXAM Inc.  The Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State’s office on August 25, 2009.

SECOND: Pursuant to the General Corporation Law of the State of Delaware, upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation, each share of the Corporation’s Common Stock and Preferred Stock issued immediately prior to the Effective Time (including each share of treasury stock) shall automatically and without any action on the part of the holder thereof, subject to the treatment of fractional share interests as described below, be reclassified as and reduced to 1/250th of a share of Common Stock or Preferred Stock, as applicable (the “Reverse Stock Split”).  The par value of the Corporation’s Common Stock following the Reverse Stock Split shall be $125.00 per share.  The par value of the Corporation’s Preferred Stock following the Reverse Stock Split shall be $125.00 per share.  No certificates representing fractional shares of Common Stock or Preferred Stock will be issued in connection with the Reverse Stock Split.  Each holder of Common Stock at the Effective Time who would otherwise be entitled to receive a fractional share of Common Stock shall, in lieu thereof and upon the surrender of the holder’s Old Certificates (as defined below), be entitled to receive a cash payment (without interest) from the Corporation’s transfer agent equal to the fractional share multiplied by $11.00.  Each holder of Preferred Stock at the Effective Time who would otherwise be entitled to receive a fractional share of Preferred Stock shall, in lieu thereof and upon the surrender of the holder’s Old Certificates (as defined below), be entitled to receive a cash payment (without interest) from the Corporation’s transfer agent equal to the fractional share multiplied by $11.75.  Each certificate that immediately prior to the Effective Time represented shares of Common Stock or Preferred Stock (“Old Certificates”) shall thereafter represent the number of shares of Common Stock or Preferred Stock, as applicable, into which the shares of Common Stock or Preferred Stock represented by the Old Certificate shall have been reclassified and reduced.

THIRD: That the first paragraph of Article Fourth of the Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is 62,000 (sixty-two thousand) shares, consisting of:

(a) 10,000 (ten thousand) shares of the par value of $125 per share, which shall be designated Preferred Stock; and

(b) 52,000 (fifty-two thousand) shares of the par value of $125 per share, which shall be designated Common Stock.”

FOURTH: That the first paragraph of Section (C)(6) of Article Fourth and the numbered paragraph 1 thereunder are hereby amended and restated in their entirety as follows:

“6. Pursuant to the authority expressly granted to and vested in the Board of Directors of the corporation by the provisions of its Certificate of Incorporation, as amended, the Board of Directors of the corporation hereby creates a class of Preferred Stock of the corporation to consist of 6,000 shares of Preferred Stock, $125 par value per share, which the corporation now has authority to issue, and the Board of Directors of the corporation hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such class of Preferred Stock (in addition to the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation, as amended, of the corporation which are applicable to Preferred Stock of all classes and series) as follows:

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1. Designation and Number. The distinctive designation of the class shall be Class A $12.50 Non-Cumulative Participating Convertible Preferred Stock (hereinafter, “Class A Preferred Stock”); the number of shares of Class A Preferred Stock which the corporation is authorized to issue shall be 6,000, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors of the corporation.”

FIFTH: That all references to “$0.05” in Sections (C)(6)(3)(a) and (c) of Article Fourth be amended and replaced in their entirety with “$12.50.”

SIXTH: That all references to “$.75” in Section (C)(6)(4)(a) of Article Fourth be amended and replaced in their entirety with “$187.50.”

SEVENTH: That Section (C)(7)(1) of Article Fourth is hereby amended by replacing all references to “90,000” with “360.”

EIGHTH: That Section (C)(7)(2)(a) of Article Fourth is hereby amended by replacing “$1.00” with “$250.”

NINTH: That Section (C)(7)(2)(b) of Article Fourth is hereby amended by replacing “Common Stock, par value $.50 per share” with “Common Stock, par value $125 per share.”

TENTH: That Section (C)(7)(6)(A) of Article Fourth is hereby amended by replacing all references to “$75.00” with “$18,750.”

ELEVENTH: That Section (C)(7)(6)(B) of Article Fourth is hereby amended by replacing “Preferred Stock (including the Class A $.05 Non-Cumulative Participating Convertible Preferred Stock, par value $.50 per share (the “Class A Preferred Stock”)” with “Preferred Stock (including the Class A $12.50 Non-Cumulative Participating Convertible Preferred Stock, par value $125 (the “Class A Preferred Stock”)).”

TWELFTH: That Section B of Article Fourteenth is hereby amended by replacing all references to “Class A $.05 Non-Cumulative Participating Convertible Preferred Stock, par value $.50 per share” with “Class A $12.50 Non-Cumulative Participating Convertible Preferred Stock, par value $125 per share.”

This Certificate of Amendment to the Restated Certificate of Incorporation (this “Certificate”) has been duly adopted in accordance with Section 242 of the DGCL.  The Board of Directors of the Corporation has duly adopted resolutions setting forth the amendments proposed by this Certificate, has declared the advisability of this Certificate and has called a special meeting of the stockholders entitled to vote in respect hereof for the consideration of this Certificate in accordance with Section 222 of the DGCL.  A majority of the voting power of the outstanding stock entitled to vote on the amendments contemplated by this Certificate has approved this Certificate.

IN WITNESS WHEREOF, this Certificate has been executed for and on behalf of the Corporation by an officer thereunto duly authorized and attested to as of [               ], 2009.

MAXXAM INC.

By:
[Name & Title]

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